Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Long, Chief Financial Officer
Innovative Solutions & Support, Inc.
610-646-0350

Innovative Solutions & Support, Inc. Announces Fiscal 2010

Second Quarter Financial Results

Exton, PA.  — April 28, 2010 — Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced its financial results for the second quarter of fiscal 2010 ending March 31, 2010.

Net revenues for the second quarter of fiscal 2010 were $5.4 million, up sequentially from $4.6 million in the first quarter of the current fiscal year.  The Company reported a fiscal 2010 second quarter net loss of ($0.7 million) or ($0.04) per fully diluted share, also a sequential improvement compared to the ($0.07) per share loss in the first quarter.  Net revenues were $10.5 million and net income was $1.3 million, or $0.08 per fully diluted share, in the second quarter of fiscal 2009.

“Results for the quarter reflect gradual sequential top and bottom line improvement from the first quarter of the current fiscal year.  This is consistent with our expectation that the slowing economy was going to weigh most heavily on first half fiscal 2010 financial performance,” said Geoffrey Hedrick, Chairman and Chief Executive

Officer of Innovative Solutions & Support, Inc.  “Several other important metrics also improved; with the book-to-bill ratio over 1 and gross margins of 45.2% for the quarter.  Although the sales cycle remains lengthy, buying interest is slowly returning as we are seeing more of our proposal pipeline converted and new sales beginning to get booked.   Margins in the quarter clearly demonstrated that we are sustaining the leverage in our model achieved through cost reductions and productivity improvements.

In the quarter, we also obtained an STC to upgrade Eclipse aircraft with the increased functionality of XM Satellite Weather and Class 3 (integral to primary display) E-Charts.  We have begun shipping that product in the second half of the current fiscal year.  We continue to expand the functionality of our products through innovation in order to gain market share, increase profitability and create value for our shareholders.”

At March 31, 2010 the Company had $35.6 million of cash on hand, no long-term debt and a backlog of approximately $35 million.

Six Month Results

Revenues for the six months ended March 31, 2010 were $10 million compared to $21 million for the six months ended March 31, 2009.  For the six months ended March 31, 2010, the net loss was ($1.9 million) or ($0.11) per diluted share compared to a net income of $3.2 million or $0.19 per fully diluted share for the first half of last fiscal year.

Roman Ptakowski, President of ISSC, added, “Financial performance and market activity in our industry generally lag the broader economy.  Fortunately, with U.S. GDP showing strong growth at the end of last calendar year, capital budgets are recovering, which is awakening our markets.  Both backlog and new orders that had been stalled by the caution that normally accompanies market uncertainty improved sequentially in our second quarter compared to our first quarter.  Our strategy is to grow both our top and bottom line over the long term by continually improving the performance and functionality of our Flat Panel Display System to offer one of the most cost effective solutions to meet the need for improved cockpit safety and situational awareness in the general aviation, military and commercial air transport markets.”

Business Outlook

Demand in the Company’s end markets remained muted over the first half of the current fiscal year, which dampened the Company’s growing volume of intra quarter book and ship volume, which does not appear in backlog.  With the book-to-bill of slightly greater than 1.0 in the second quarter, order rates appear to be strengthening as proposals transition to contracts.  For the balance of our fiscal year ending September 30, 2010, we anticipate continued quarterly sequential increases in revenue, gross margins and positive operating income.  Our ability to provide specific targets and ranges remains difficult as a result of delays in customer orders due to the current economic climate.  We will provide additional commentary on the balance of the fiscal year during our earnings conference call.

The Company will be hosting a conference call Thursday, April 29, 2010 at 10:00 a.m. EDT time to discuss these results and its business outlook.  Please use the following dial in number to register your name and company affiliation for the conference call: 888-389-5988. The conference ID# is 4695235. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, PA. Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator engaged in the design, manufacture and marketing of Flat Panel Display Systems, Air Data equipment, Flight Information Computers, Engine and Fuel Measurement and Control Computers, and advanced monitoring systems that measure and display critical flight information. This includes data relative to aircraft separation, airspeed and altitude as well as fuel and critical engine parameters.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Statement of Operations

(unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2010	2009	2010	2009

Sales	$5,372,957	$10,465,726	9,980,196	21,041,072

Cost of Sales	2,942,496	5,217,613	5,779,269	10,472,786

Gross Profit	2,430,461	5,248,113	4,200,927	10,568,286

Operating expenses:
Research and development	1,404,705	1,610,687	2,569,410	2,891,188
Selling, general and administrative	1,876,326	2,272,080	4,027,465	4,631,387
Total operating expenses	3,281,031	3,882,767	6,596,875	7,522,575

Operating (loss) income	(850,570)	1,365,346	(2,395,948)	3,045,711

Interest income	27,636	97,227	50,610	298,313
Interest expense	(614)	(19,241)	(1,278)	(54,715)
Other income	—	—	50,000	50,073

(Loss) income before income taxes	(823,548)	1,443,332	(2,296,616)	3,339,382

Income tax (benefit) expense	(77,783)	95,802	(405,678)	168,466

Net (loss) income	$(745,765)	$1,347,530	$(1,890,938)	$3,170,916

Net (loss) income per Common Share
Basic	$(0.04)	$0.08	$(0.11)	$0.19
Diluted	$(0.04)	$0.08	$(0.11)	$0.19

Weighted Average Shares Outstanding
Basic	16,752,563	16,718,209	16,749,080	16,718,209
Diluted	16,752,563	16,718,215	16,749,080	16,735,645

Innovative Solutions and Support, Inc.

Consolidated Balance Sheet

(unaudited)

	March 31,	September 30,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$35,654,687	$35,565,694
Accounts receivable, net	4,004,698	6,188,706
Inventories	5,054,422	5,306,985
Deferred income taxes	473,000	503,993
Prepaid expenses and other current assets	1,362,383	1,227,413

Total current assets	46,549,190	48,792,791

Property and equipment, net	8,092,015	8,343,701

Other assets	260,910	399,520

Total Assets	$54,902,115	$57,536,012

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Current portion of capitalized lease obligations	$9,908	$9,908
Accounts payable	903,191	1,207,990
Accrued expenses	2,152,236	2,785,560
Deferred revenue	162,223	164,856

Total current liabilities	3,227,558	4,168,314

Long-term portion of capitalized lease obligations	21,374	26,991
Deferred revenue	34,740	60,792
Deferred income taxes	605,203	642,651
Other liabilities	243,600	238,522

Total Liabilities	4,132,475	5,137,270

Commitments and contingencies	—	—

Shareholders' Equity
Preferred Stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at March 31, 2010 and September 30, 2009	—	—

Common stock, $.001 par value: 75,000,000 shares authorized, 18,236,469 and 18,206,839 issued at March 31, 2010 and September 30, 2009	18,226	18,207

Additional paid-in capital	46,745,716	46,462,135
Retained earnings	23,270,338	25,161,276
Treasury stock, at cost, 1,456,370 and 1,470,510 shares at March 31, 2010 and September 30, 2009, respectively	(19,264,640)	(19,242,876)

Total Shareholders' Equity	50,769,640	52,398,742

Total Liabilities and Shareholders' Equity	$54,902,115	$57,536,012